Exhibit (j)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated December 26, 2014 relating to the financial statements of AB Growth and Income Fund, Inc. (formerly known as AllianceBernstein Growth and Income Fund, Inc.) for the fiscal year ended October 31, 2014, which is incorporated by reference in this Post-Effective Amendment No. 126 to the Registration Statement (Form N-1A No. 2-11023) of AB Growth and Income Fund, Inc.


                                                      /s/ ERNST & YOUNG LLP


New York, New York
February 25, 2015